UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2855 Michelle Drive, Suite 190

Irvine, CA 92606

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

TigerLogic Corporation (the “Company”) announced today that James W. Cruckshank, 59, has been appointed as the Company’s Interim Chief Financial Officer and Treasurer, effective December 5, 2014.  In connection with his appointment, the Company agreed to compensate Mr. Cruckshank for his consulting services at a rate of $1,400 per day, and he is not eligible for any bonuses or equity incentives. Other than the foregoing compensation arrangement, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Cruckshank has material interest.

Mr. Cruckshank was the Interim Chief Executive Officer at Monsoon Commerce, an e-commerce company from May 2013 until January 2014 and Chairman of the board until July 2014. He joined Monsoon in January of 2013 as Chief Financial Officer.  Previously, he was the Senior Vice President and Chief Accounting Officer at The Greenbrier Companies, Inc., from April 2008 until January of 2013.  Prior to that, he served as the Vice President and Chief Financial Officer at MathStar Inc., a fabless semiconductor manufacturing company, as Vice President and Chief Financial Officer of Synetic Solutions, Inc., a semiconductor capital equipment manufacturer and as Vice President Finance at Christenson Electric, a US-based electrical contractor.  Mr. Cruckshank holds a Bachelors degree in Accounting, Marketing and Management from Portland University and an MBA from the University of Notre Dame, with concentration in finance.

In addition, Bradley Timchuk has been appointed as Secretary of the Company, effective December 5, 2014, replacing Thomas Lim in that capacity in connection with his departure from the Company. As previously announced, the Company initiated an executive search for a permanent replacement for the Chief Financial Officer position.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
10.1	Summary of Compensation Terms for James W. Cruckshank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: December 5, 2014	By:	/s/ Bradley Timchuk
Bradley Timchuk
Chief Executive Officer